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                                                                     EXHIBIT (l)

                             SUBSCRIPTION AGREEMENT

         For and in consideration of the mutual agreements herein contained, BISYS Funds Services Limited Partnership d/b/a BISYS Fund Services (the "Subscriber") hereby agrees to purchase from Ambassador Funds (the "Fund"), a Delaware business trust, and the Fund agrees to sell to the Subscriber 100,000 shares of beneficial interest of the Ambassador Money Market Fund, no par value, at the price of $1.00 per share, upon the following terms and conditions.

         1. The Subscriber agrees to pay $100,000 to the Fund on July 31, 2000.

         2. The Fund will not issue any securities or receive any of the proceeds of this subscription until subscriptions identical in form to this one have been made by not more than twenty-five (25) persons (which persons shall include the Subscriber) to purchase from the Fund securities for an aggregate net amount, which plus the Fund's then net worth will equal at least $100,000.

         3. Unless such aggregate net amount is paid to the Fund and the Fund then has $100,000 of net worth within 90 days after August 1, 2000, the date on which the registration statement filed under the Securities Act of 1933 with respect to the Fund's capital stock became effective, then this subscription shall become null and void and the full amount paid in by the Subscriber will be refunded to the Subscriber on demand without any deduction.

         4. In the event that such aggregate net amount of cash has been paid in and the Fund has a net worth of at least $100,000 within 90 days after such registration statement has become effective, then this subscription shall be in full force and effect and the Fund may retain all funds tendered to it.

         5. The Subscriber agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

         6. It is understood that said aggregate net amount will be paid in to the Fund before any subscriptions for Fund capital stock will be accepted from any person in excess of twenty-five (25).

SUBSCRIBER:                            SUBSCRIPTION AGREED TO:

BISYS FUND SERVICES                    AMBASSADOR FUNDS
LIMITED PARTNERSHIP

By: BISYS Fund Services, Inc.,         By:  Brian T. Jeffries
    General Partner                       --------------------------------------

By: /s/ William J. Tomko               Title: President
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Title:  President                      Date:  July 27, 2000
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Date:   July 27, 2000
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